Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-81825 and 333-149634 on Form S-8 and Registration Statement No. 333-168347 on Form F-3 of Vodafone Group Plc of our report dated February 28, 2011 (June 16, 2011 as to Note 7 & Note 11) relating to the consolidated financial statements of Cellco Partnership d/b/a Verizon Wireless appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended March 31, 2011.
/s/ Deloitte & Touche LLP
New York, New York
June 16, 2011